Exhibit 10.2

Cytek Biosciences, INC.

RSU AWARD GRANT NOTICE

(2021 EQUITY INCENTIVE PLAN)

Cytek Biosciences, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”), including any additional terms and conditions for your country included in the appendix attached thereto, which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant: ____________________________________

Date of Grant:

Vesting Commencement Date: Number of Restricted Stock Units:

Vesting Schedule: [ ].

Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule: One share of Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 5 of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•
The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (collectively, the “Agreement”), all of which are made a part of this document. Unless otherwise provided in the Plan or the Agreement, this Grant Notice may not be modified, amended or revised except in a writing signed by you and the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

•
You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in the Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•
The Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Cytek Biosciences, INC. PARTICIPANT:

By: Signature Signature

Title: Date:

Date:

Cytek Biosciences, INC.

2021 EQUITY INCENTIVE PLAN GLOBAL RSU AWARD AGREEMENT

As reflected by your RSU Award Grant Notice (“Grant Notice”), Cytek Biosciences, Inc. (the “Company”) has granted you an equity award under its 2021 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award are subject to the Plan, the Grant Notice and this Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (collectively, the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.
GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.
GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of Restricted Stock Units indicated in the Grant Notice, subject to your satisfaction of the vesting conditions set forth therein. Notwithstanding the foregoing, the Company, in its sole discretion, may settle the RSU Award in cash Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3.
DIVIDENDS. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend, or other distribution that does not result from a Capitalization Adjustment as provided in the Plan.

4.
WITHHOLDING OBLIGATIONS.
(a)
You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for all income tax (including

U.S. federal, state, and local taxes and/or foreign taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant of the RSU Award, the vesting of the RSU Award, the issuance of shares in settlement of vesting of the RSU Award, the subsequent sale of any shares of Common Stock acquired pursuant to the RSU Award and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or your Employer (or former employer, as applicable)

may be required to withhold or account for Tax-Related Items in more than one country.

(b)
Notwithstanding any contrary provision of this Agreement, no Shares will be issued to you unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by you with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) cash payment; (ii) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iv) withholding from shares of Common Stock to be issued to you upon settlement of the Restricted Stock Units; or (v) any other method of withholding determined by the Company and permitted by Applicable Law.

(c)
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum and maximum rates. In the event of over-withholding you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Common Stock) from the Company or the Employer; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d)
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5.
DATE OF ISSUANCE.
(a)
To the extent your RSU Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested Restricted Stock Units subject to your RSU Award, including any additional Restricted Stock Units received pursuant to Section 3 above that relate to those vested Restricted Stock Units as soon as reasonably practicable after the applicable vesting date(s) (the “Original Distribution Date”).

(b)
Notwithstanding the foregoing, in the event that you are prohibited from selling shares of the Company’s Common Stock in the public market on the scheduled delivery date by the Trading Policy or otherwise, and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than March 15th of the immediately following calendar year. Delivery of the shares pursuant to the provisions of Section 5 is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. However, if and to the extent the

RSU Award is a Non-Exempt Award, the provisions of the Plan with respect to Non-Exempt Awards shall apply in lieu of the provisions in this Section 5

6.
NATURE OF GRANT. In accepting the RSU Award, you acknowledge, understand and agree that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, other equity awards or benefits in lieu of equity awards, even if equity awards have been granted in the past;

(c)
all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Company;

(d)
the RSU Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate;

(e)
you are voluntarily participating in the Plan;

(f)
the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)
the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)
the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(i)
if the RSU Award vests and you are issued shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value following the date the shares are issued; even below the Fair Market Value on the date the RSU Award is granted to you;

(j)
for purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the RSU Award under the Plan, if any, will terminate as of such date; however, unless otherwise determined by the Company, the RSU Award will continue to vest through any statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence);

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from your termination of Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, or the terms of your employment agreement, if any);

(l)
unless otherwise agreed with the Company in writing, the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a Director of the Company or member of the board of directors of any Affiliate; and

(m)
neither the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or the subsequent sale of any shares of Common Stock acquired upon settlement of the RSU Award.

7.
ELECTRONIC DELIVERY AND PARTICIPATION. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.
TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution

9.
CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.
No Liability For Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
11.
SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.
WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

13.
NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.

14.
DATA PRIVACY NOTICE AND CONSENT.

(a)
Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Designated Broker or other service providers, with such agreement being a condition to the ability to participate in the Plan. The Company and the Designated Broker are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.

(c)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of employment with the Employer.

(d)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.

(e)
Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

15.
LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

16.
GOVERNING LAW/VENUE. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts where this grant is made and/or to be performed.

17.
INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAW. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (i.e., RSU Awards) or rights linked to the value of the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in your country.

18.
FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

19.
COUNTRY-SPECIFIC PROVISIONS. Notwithstanding any provisions of this Agreement to the contrary, the RSU Award shall be subject to any terms and conditions for your country of residence (and country of employment, if different) set forth in the appendix attached hereto (the “Appendix”). Further, if you transfer residence and/or employment to another country reflected in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global RSU Award Agreement.

20.
IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.
OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

22.
QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

APPENDIX TO THE

CYTEK BIOSCIENCES, INC.

2021 EQUITY INCENTIVE PLAN GLOBAL RSU AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Global RSU Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSU Award granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the date of grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to you. References to your Employer shall include any entity that engages your services.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control and other laws in effect in the respective countries as of _________ 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the RSU Award or sell any shares of Common Stock acquired upon settlement of the vested Restricted Stock Units.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.